                                  RISK FACTORS

ABILITY OF THE COMPANY TO MAKE PAYMENTS

    The Company's ability to make interest and principal payments under the Units depends upon the Company's future performance, which is subject to many factors, several of which are beyond the Company's control. The Company's 1996 operating cash flow of $288 million was not sufficient to fully fund the Company's debt service requirements, capital expenditures and investing activities. If prices do not improve for the Company's products, the Company's operating cash flows will not fully fund its expected 1997 debt service and capital expenditure requirements. See "--Significant Leverage and Debt Service Requirements." The future financial condition and liquidity of the Company could be adversely affected by, among other things, demand for and sale prices of paper products, cost of raw materials and other production costs, competition, general economic developments affecting the Company, future access to credit markets to finance operations and debt service requirements and refinance existing indebtedness, environmental and other regulations and other developments that cannot now be foreseen. Such factors may materially and adversely affect the ability of the Company to make payments with respect to the Units.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

    In addition to its debt service obligations under the Units, the Company has significant debt service obligations with respect to its other indebtedness. As a result of indebtedness incurred by the Company to (i) finance the 1989 acquisition of Stone Container (Canada) Inc. (formerly known as Consolidated-Bathurst, Inc.) and (ii) fund debt service obligations and fund operating losses incurred since 1989, the Company is highly leveraged. The Company's long-term indebtedness and long-term debt to total capitalization ratio were approximately $4.1 billion and 80.6%, respectively, at March 31, 1997, without including the Company's obligations under the Units. Capitalization, for purposes of this ratio, includes long-term debt, deferred income taxes and stockholders' equity. At May 1, 1997, the Company had borrowing availability under its revolving credit facilities of approximately $187 million.

    As of March 31, 1997, the Company has debt amortization requirements for the remainder of 1997 of $182.5 million of principal plus interest of approximately $305 million (based upon the amount of outstanding indebtedness as of March 31, 1997). The principal amounts of long-term debt (excluding capitalized lease obligations) outstanding at March 31, 1997 and maturing through 2001 and thereafter are as follows:

                                                      THE COMPANY
                                                       (EXCLUDING            NON-RECOURSE
                                                      NON-RECOURSE          INDEBTEDNESS OF
                                                    INDEBTEDNESS OF             CERTAIN           CONSOLIDATED
(IN MILLIONS)                                    CERTAIN SUBSIDIARIES)      SUBSIDIARIES(1)           TOTAL
1997 (from April 1 to December 31).............        $    172.3              $    10.2           $     182.5
1998...........................................             412.1                   18.9                 431.0
1999...........................................             658.9(2)                28.6                 687.5(2)
2000...........................................             455.2                   28.2                 483.4
2001...........................................             594.4                   28.2                 622.6
Thereafter.....................................           1,844.6(3)               151.9               1,996.5(3)

------------------------------

(1) Includes indebtedness (current and long-term) of Stone Venepal (Celgar) Pulp Inc. of $261.7 million (representing approximately 50% of the aggregate indebtedness associated with the Celgar Mill) and Fowler Specialty Packaging, Inc. of $4.3 million, all of which is non-recourse to Stone Container Corporation. See "Recent Developments--Celgar Pulp Mill."

(2) The revolving credit facility and the supplemental revolving credit facility under the Company's Credit Agreement mature in May 1999. This amount includes $331 million outstanding under the revolving credit facilities as of May 1, 1997, but does not assume any incremental borrowings that may be outstanding under the revolving credit facilities of the Credit Agreement as of its expiration.

(3) Does not include the $250 million principal amount of Units offered hereby.

    In the event that operating cash flows and borrowing availability under its revolving credit facilities or from other financing sources do not provide sufficient liquidity for the Company to meet its obligations, including its debt service requirements, the Company will either seek to refinance significant portions of its indebtedness or sell or otherwise monetize certain of its assets. The Company's financial flexibility and ability to incur additional indebtedness and, in certain cases, refinance outstanding indebtedness is limited or restricted under the provisions of the Credit Agreement, the indentures relating to certain of its Senior

Indebtedness (the "Senior Indentures") and certain of its other Financial Obligations (as defined below). Without additional financings or an improvement in operating results, the Company may be required to pursue other alternatives to improve liquidity, including cost reductions, sales or monetizations of assets, deferral of certain discretionary capital expenditures and/or obtaining additional sources of funds, if available. No assurance can be given that such measures, if required, would generate the liquidity required by the Company to operate its business and service its debt obligations, including those with respect to the Units.

    The Company is a party to, and in certain instances is subject to the terms and provisions of, various significant financial agreements, mortgages, indentures, instruments, facilities, guarantees and other arrangements (collectively, the "Financial Obligations"). Certain of the Financial Obligations evidence indebtedness that is secured by a substantial portion of the assets of the Company. As of March 31, 1997, approximately $2.4 billion or approximately 51% of the Company's total indebtedness (including commitments under its revolving credit facilities) was secured by pledges of, security interests in and mortgages of the Company's assets, including a substantial portion of its accounts receivable. All indebtedness under the Credit Agreement, including borrowings under the revolving credit facilities, is secured by property, plant and equipment of the Company.

CYCLICALITY, OPERATING LOSSES AND PRICING

    The markets for paper, packaging products and market pulp sold by the Company are highly sensitive to changes in capacity of the paper industry and cyclical changes in the economy, all of which can significantly impact demand for and selling prices of the Company's products and thereby the Company's operating results and financial condition. All of the Company's product lines suffered declining product prices from 1990 through the third quarter of 1993, which contributed to the net losses incurred by the Company in each of the four years from 1991 through 1994. Improved economic conditions and demand/ supply characteristics in the paper industry enabled the Company to implement price increases for most of its products beginning in October 1993. Pricing continued to improve in 1994 and through the third quarter of 1995. However, due to imbalance in the demand/supply relationship for containerboard, corrugated containers and market pulp during the third and fourth quarters of 1995, industry containerboard and market pulp inventories rose during that time. As a result of that imbalance, containerboard and market pulp prices began declining during the fourth quarter of 1995, with such price declines continuing through 1996 and, for most of the Company's products, the first quarter of 1997. In addition, prices for newsprint, which is the primary product of Stone-Consolidated, have also declined and remain below levels achieved during the last cycle. The Company took market-related downtime at certain of its mills in 1995 and 1996 and has taken and will take further downtime in 1997.

    The Company recorded a net loss of $126.2 million in 1996, which represented a significant decrease from the $255.5 million of net earnings in 1995. In addition, the Company recorded a net loss of $96.7 million for the first quarter of 1997, as compared to net income of $32.4 million for the first quarter of 1996, and for the second quarter of 1997 the Company will report a net loss and expects operating cash flow to remain weak. The Company also recorded net losses of $204.6 million, $358.7 million and $269.4 million in 1994, 1993 and 1992, respectively. Unless and until demand and prices increase, the Company will continue to incur net losses. The Company's highly leveraged capital structure makes it vulnerable during industry down cycles, which adversely affects its financial flexibility and available sources of liquidity and, as a result, adversely affect its ability to service its debt obligations, including payment with respect to the Units.

CREDIT AGREEMENT RESTRICTIONS

    Borrowings under the Credit Agreement are secured by a substantial portion of the assets of the Company. The Credit Agreement contains covenants that include, among other things, the maintenance of certain financial tests and ratios consisting of an indebtedness ratio and a minimum interest coverage ratio. The Credit Agreement also contains certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments, additional indebtedness, liens, repurchases or prepayments of certain indebtedness, guarantees of indebtedness, mergers and purchases of stock and assets. The Credit Agreement also contains cross-default provisions to indebtedness of $10 million or more of the Company and certain subsidiaries. Additionally, the term loan portion of the Credit Agreement, subject to certain exceptions, provides for mandatory prepayments from sales of certain assets, certain debt financings and a percentage of Excess Cash Flow (as defined in the Credit Agreement).

    The Company is required to maintain compliance with the prescribed financial ratio tests, including indebtedness ratio and interest coverage ratio tests, and other requirements contained in the Credit Agreement. At March 31, 1997, the Company's indebtedness ratio and interest coverage ratio were .82 to 1 and .84 to 1, respectively. See "Credit Agreement--Covenants" in the accompanying Prospectus for a description of the prescribed financial ratio tests. The Company has begun the process of seeking covenant relief from its bank lenders prior to June 30, 1997. Failure to maintain compliance with such financial ratio tests or other requirements under the Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to acceleration of the obligations under the Credit Agreement. There can be no assurance, however, that the Company's bank lenders will grant such relief. See "--Significant Leverage and Debt Service Requirements" herein and "Credit Agreement" in the accompanying Prospectus.

SENIOR INDENTURE RESTRICTIONS; MINIMUM SUBORDINATED CAPITAL BASE REQUIREMENT

    Pursuant to the Company's various Senior Indentures, under which an aggregate of approximately $2.0 billion of debt was outstanding at March 31, 1997, the ability of the Company to incur additional indebtedness or additional liens is subject to prescribed limitations. As a result of the cash flow performance of the Company, the permitted debt baskets have been significantly utilized thereby limiting future liquidity options. In addition, sales of certain assets will further reduce certain debt baskets.

    The Senior Indentures also provide that in the event that the Company's Subordinated Capital Base is less than $1 billion (the "Minimum Subordinated Capital Base") at the end of each of any two consecutive fiscal quarters, the Company would be required to make a semi-annual offer to purchase at par (a "Deficiency Offer") 10% of the aggregate principal amount of such Senior Indebtedness outstanding under the Senior Indentures until the Company's Minimum Subordinated Capital Base is again attained. The Credit Agreement does not permit borrowings under the revolving credit facilities in order to repurchase indebtedness pursuant to a Deficiency Offer. In the event that provisions of the Credit Agreement would not permit a Deficiency Offer, the Company would be required to increase the rates on such Senior Indebtedness by 50 basis points per quarter up to a maximum of 200 basis points until the Minimum Subordinated Capital Base is again attained. See "Particular Terms of the Senior Debt Securities--Certain Covenants--Maintenance of Subordinated Capital Base" in the accompanying Prospectus.

    The Company's Subordinated Capital Base was approximately $900 million at March 31, 1997. The issuance of the Units is currently expected to increase the Subordinated Capital Base to a level above the Minimum Subordinated Capital Base for the quarter ending June 30, 1997. There is, however, no assurance that the Company can achieve or maintain the Minimum Subordinated Capital Base in the future, as losses serve to decrease Consolidated Net Worth (as defined in the Senior Indentures), a component of the Subordinated Capital Base.

MINIMUM NET WORTH

    The Senior Subordinated Indenture provides that if the Company's Net Worth (as defined in the Senior Subordinated Indenture) is below $500 million at the end of any two consecutive fiscal quarters, then (i) the interest rate on each series of securities issued thereunder shall be reset to a specified amount over the particular treasury rate identified in such series (but only if such reset rate is greater than the initial interest rate of such series) and (ii) the interest rate of such series shall increase by 50 basis points on each succeeding interest payment date up to a maximum of 200 basis points (the "Minimum Net Worth Interest Rate Adjustment"). Once the Company's Net Worth returns to at least $500 million, the interest rate on such series shall return to its initial rate as of the first day of the second following fiscal quarter. As of March 31, 1997, the aggregate outstanding principal amount of securities subject to the Minimum Net Worth Interest Rate Adjustment was $469 million (does not include the aggregate amount of Units to be offered hereby).

    The Company's Net Worth was $795.2 million at December 31, 1996 and $654.8 million at March 31, 1997. In the event that the Company subsequently incurs net losses, the Company's Net Worth would be correspondingly reduced. See "Description of Units--Minimum Net Worth Interest Rate Adjustment" herein and "Particular Terms of the Senior Subordinated Debt Securities--Certain Covenants--Minimum Net Worth Interest Rate Adjustment" in the accompanying Prospectus.

FIBER SUPPLY AND PRICING

    Wood fiber and recycled fiber, the principal raw materials used in the manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber. The supply and price of wood fiber in particular are dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. In addition, an increase in demand for the Company's and the paper industry's products would result in greater demand for raw materials, and, coupled with decreased sources of supply, could translate into higher raw material prices, including a significant increase in the costs of recycled fiber.

    The cost of recycled fiber is highly volatile. Over the past two years, prices of old corrugated containers ("OCC"), the primary source of recycled fiber, had risen to levels as high as $200 per ton and dropped to levels as low as $15 per ton. Currently the price of OCC is $55-$80 per ton. It is possible that the increase in capacity of mills utilizing recycled fiber may cause the price of OCC to rise. In addition, increased utilization of recycled fiber may cause decreased sources of supply. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber for its mills, there can be no assurance that this will continue to be the case for any or all of its mills. See "Business--Fiber Supply."

COMPETITION

    The paper, packaging products and market pulp produced by the Company are sold in highly competitive markets. The Company faces competition from a variety of sources, including other companies attempting to expand production through the use of greater recycled fiber content products and products manufactured from other materials. The Company competes directly with a number of such other producers, many of which have financial and other resources greater than those of the Company and are able to better withstand the adverse nature of the current business cycle. See "Business--Markets and Competition."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has, in the past, made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $46 million in 1996 and the Company anticipates that 1997 and 1998 environmental capital expenditures will approximate $33 million and $43 million, respectively. The majority of the 1998 expenditures relate to amounts that the Company currently anticipates will be required once final "cluster rules" described below are adopted. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, such costs could increase when final "cluster rules" are adopted and as other environmental regulations become more stringent. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to the Company.

    In December 1993, the U.S. Environmental Protection Agency (the "EPA") issued proposed rules affecting the pulp and paper industry. These proposed regulations, informally known as the "cluster rules," would make more stringent requirements for discharge of wastewaters under the Clean Water Act and would impose new requirements on air emissions under the Clean Air Act. Pulp and paper manufacturers (including the Company) have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. Estimates, based on the currently proposed regulations, indicate that the Company could be required to make capital expenditures of $350-$450 million through 1998 in order to meet the requirements of the regulations, although it is likely this range will decrease upon finalization of the rules. While it cannot be predicted with certainty, it appears as though the final cluster rules, which are currently expected to be issued in 1997, will be modified to reduce certain requirements. Assuming that the anticipated reduced requirements are promulgated as the Company expects, the Company currently believes it would be required to make capital expenditures of approximately $200-$250 million during the period of 1998 through 2006 in order to meet the requirements of the anticipated regulations. Also, additional operating expense will be incurred as capital installations required by the cluster rules are put into service. Such incremental expense will ultimately increase to as much as $20 million per year by the year 2006. The ultimate financial impact of the regulations cannot be precisely estimated at this time but will be affected by several factors, including the actual requirements imposed under the final rules, advancements in control process technologies, possible reconfiguration of mills and inflation.

    The Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. See "Business--Legal Proceedings." Future environmental regulations, including the final "cluster rules," may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position.

SUBORDINATION OF THE UNITS

    The Units will be senior subordinated unsecured obligations of the Company and will (i) be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the indebtedness under the Credit Agreement and the Company's $239 million outstanding principal amount of 11 7/8% Senior Notes due 1998, $150 million outstanding principal amount of 12 5/8% Senior Notes due 1998, $574 million outstanding principal amount of 9 7/8% Senior Notes due 2001, $497 million outstanding principal amount of 10 3/4% First Mortgage Notes due 2002 (the "First Mortgage Notes"), $199 million outstanding principal amount of 11 1/2% Senior Notes due 2004, the $125 million outstanding principal amount of Rating Adjustable Senior Notes due 2016 and the Company's guaranty of $200 million outstanding principal amount of 11 1/2% Senior Notes due 2006 of Stone Container Finance Company of Canada, (ii) be senior in right of payment to all existing and future Junior Subordinated Indebtedness of the Company, including the Company's $45 million outstanding principal amount of 6 3/4% Convertible Subordinated Debentures due 2007, and
(iii) rank PARI PASSU with its $150 million outstanding principal amount of 10 3/4% Senior Subordinated Notes due 1997, $119 million outstanding principal amount of 11% Senior Subordinated Notes due 1999, $199 million outstanding principal amount of 10 3/4% Senior Subordinated Debentures due 2002 and $58 million outstanding principal amount of 8 7/8% Convertible Senior Subordinated Notes due 2000. As of March 31, 1997, the total amount of outstanding Senior Indebtedness of the Company was approximately $3.6 billion. See "Recent Developments--Other Financings and Working Capital Changes."

    A substantial portion of the Company's assets currently secure borrowings outstanding under the Credit Agreement. At May 1, 1997, the Company had $1.1 billion outstanding under the Credit Agreement. The Company's First Mortgage Notes, of which there was $497 million outstanding as of March 31, 1997, are secured by four of the Company's mills and related assets. In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreement would have to be satisfied out of the collateral securing borrowings under the Credit Agreement before any such assets would be available to pay claims of holders of the Units. Similarly, the holders of the First Mortgage Notes would have to be satisfied out of the collateral under the indenture and related security documents with respect to the First Mortgage Notes before any such assets would be available to pay claims of holders of the Units. If the lenders under the Credit Agreement and/or the First Mortgage Note trustee under the First Mortgage Note indenture and the related security documents should foreclose on their respective collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due with respect to the Units. In addition, obligations of the Company's subsidiaries, including trade payables of any such subsidiaries, will represent prior claims with respect to the assets and earnings of such subsidiaries.

FUTURE ACCESS TO THE CAPITAL MARKETS

    On April 18, 1997, Moody's Investors Service, Inc. downgraded the Company's senior unsecured debt rating from B1 to B2 and senior subordinated debt rating from B2 to B3. On April 25, 1997, Standard & Poor's Corporation downgraded the Company's senior unsecured debt rating from B+ to B and subordinated debt rating from B to B-. In addition, giving effect to the offering of the Units, the Company will have sold debt securities on a number of occasions in the last twelve months for total proceeds in excess of $600 million. No assurance can be given regarding the Company's ability to access the capital markets in the future. See "--Credit Agreement Restrictions" and "--Senior Indenture Restrictions; Minimum Subordinated Capital Base Requirements."

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, and subject to the prior rights of certain lenders under Specified Bank Debt, the Company is required to offer to purchase each holder's Units at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company falling outside the definition of Change of Control, the Change of Control provisions would afford no protection to the holders of the Units. See "Description of Units-- Change of Control" herein and "Particular Terms of the Senior Subordinated Debt Securities--Change of Control" in the accompanying Prospectus. There can be no assurance that the Company would have sufficient funds to pay the required purchase price for all Units tendered by the holders thereof in the event of a Change of Control. Neither the Board of Directors of the Company nor the Senior Subordinated Trustee may waive the Change of Control provisions.

LACK OF PUBLIC MARKET

    Prior to this offering, there has been no market for the Units. The Underwriters have informed the Company that they currently intend to make a market in the Units as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so and may discontinue market making at any time without notice. There can be no assurance as to the development of any market for the Units, or as to the liquidity of any market that may develop for the Units. The Units could trade at prices that may be lower than their initial offering price as a result of many factors, including prevailing interest rates, the Company's operating results and the markets for similar debt securities.

                              RECENT DEVELOPMENTS

RESULTS OF OPERATIONS

    The Company recorded a net loss of $96.7 million for the first quarter of 1997, as compared with net income of $32.4 million for the first quarter of 1996, and for the second quarter of 1997 the Company will report a net loss and expects operating cash flow to remain weak. Sales for the first quarter of 1997 were $1.18 billion, compared to $1.32 billion for the first quarter of 1996 (first quarter 1996 results included approximately $59 million of retail bag sales, now reported as part of S&G Packaging Company, L.L.C., a non-consolidated affiliate of the Company). The first quarter 1997 net loss resulted, in part, from low operating margins primarily attributable to significantly lower average selling prices for most of the Company's products.

STONE-CONSOLIDATED--ABITIBI-PRICE

    On February 14, 1997, Stone-Consolidated and Abitibi-Price Inc. announced that they have agreed to amalgamate the two companies under Canadian law to create Abitibi-Consolidated Inc. The Company currently owns approximately 46.6% of the common stock of Stone Consolidated. The transaction is scheduled to close in the second quarter of 1997 subject to certain conditions, including approval of the shareholders of each of Stone-Consolidated and Abitibi Price Inc. and receipt of requisite regulatory approvals. Following the amalgamation, the Company would own approximately 25% of the common stock of Abitibi-Consolidated Inc., which would be a significant manufacturer and marketer of publication grade papers with combined annual revenues on a pro forma basis of approximately Cdn. $4.7 billion. As of May 1, 1997, the Company's interest in Stone-Consolidated had a market value of approximately US $820 million, based on the per share price as reported by the Toronto Stock Exchange and the prevailing exchange rate at such time.

CELGAR PULP MILL

    In April 1997, Stone Venepal (Celgar) Pulp, Inc. ("SVCPI"), a 90% owned subsidiary of the Company, acquired the assets comprising the remaining 50% interest (the "Additional Celgar Assets") in the Celgar pulp mill (the "Celgar Mill") in Castlegar, British Columbia from CITIC B.C. Inc. ("CITIC"), an indirect subsidiary of China International Trust Investment Corporation of Beijing, People's Republic of China. The Company now owns a 90% interest in the Celgar Mill. SVCPI acquired the Additional Celgar Assets in exchange for the assumption of the portion of the Celgar Mill's indebtedness owed by CITIC. See "Risk Factors--Significant Leverage and Debt Service Requirements." Such indebtedness is non-recourse to Stone Container Corporation. The Company is in discussions with a third party to sell 50% of the Company's interest in the Celgar Mill.

DIVIDENDS

    On January 27, 1997, the Company announced that it would not pay its first quarter cash dividend on its Common Stock and on March 26, 1997, the Company announced that it would not declare the May quarterly dividend on its Series E Cumulative Convertible Exchangeable Preferred Stock, each due to restrictions contained in the Company's Credit Agreement and certain of the Company's indentures, as well as the Company's desire to reduce its outstanding indebtedness.

OTHER FINANCINGS AND WORKING CAPITAL CHANGES

    The Company has entered into an underwritten commitment for $200 million of senior secured debt to be incorporated into the Credit Agreement (the "Series E Tranche"). In addition, the Company is actively in the process of effecting certain financings, which include a secured loan from Dresdner Bank AG to the Company's German subsidiary denominated in deutsche marks, a box plant mortgage financing and a tax exempt 30-year financing expected to be underwritten by Morgan Stanley & Co. Incorporated. The Company currently expects that these activities, together with the Series E Tranche, will generate aggregate net proceeds in excess of US $400 million. The Company's use of such proceeds (for uses other than repayment of Credit Agreement indebtedness) may be restricted pursuant to the terms of the Credit Agreement. The Company is in discussions with its bank group to remove or modify such restrictions so that such proceeds may be used for general corporate purposes. The Company's ability to consummate these transactions and financings is subject to certain conditions beyond the control of the Company, including market conditions and, in certain circumstances, amendments under the Credit Agreement. Therefore, no assurance can be given that such transactions can be fully or timely implemented or that the Company will receive the expected funds therefrom. In addition, inventory reductions associated with mill downtime are expected to reduce inventories by approximately $50 million.

ASSET SALES/MONETIZATIONS

    The Company is currently considering various options regarding the sale or monetization of certain assets of the Company that, if successfully completed, could result in a significant reduction of its indebtedness. No assurance can be given that any such transaction or transactions will be completed or implemented by the Company.